EXHIBIT 10.27
September 18, 2020
Mr. Paul Galant
1801 SE 10th Street
Ft. Lauderdale, FL 33316
Dear Paul,
We are pleased to confirm our offer of employment with MultiPlan.
The position offered is President, New Markets, reporting to Mark Tabak, CEO. Your employment with MultiPlan is contingent upon MultiPlan’s pending transaction with Churchill Capital Ill Corp. closing, and your start date will be mutually determined after that closing occurs. The starting rate of pay will be $18,292.31 per pay period (annualized at $475,600.00). Starting in 2021, you will also be eligible to participate in the MultiPlan annual incentive compensation plan, with a target bonus of 100% of your base salary upon meeting a set of goals and deliverables. You will also be eligible to receive equity compensation under our stock option plan, when that plan is finalized and approved, in an amount to be determined in accordance with that plan.
Further, you will be eligible for benefits as provided for full-time employees. Benefit information can be found in the attached 2020 Benefits Guide.
Please note that this offer is also contingent upon the successful completion of a pre-employment background check within the guidelines of state and federal law.
As a condition of your employment, you will need to provide MultiPlan with documents that establish both your identity and employment eligibility to work in the United States. A list of acceptable documents required by the Immigration Reform Control Act of 1986 that are proof of a lawful work status will be provided to you. Your employment is considered employment at will. This means employment is not defined for a specific time, rather either you or MultiPlan may terminate the employment relationship at any time with or without notice and with or without cause.
Please indicate your acceptance of this offer by signing below and returning to me.
We look forward to you joining the MultiPlan Team!
Sincerely,

/s/ Diane Hale
Diane Hale
AVP, Human Resources

Accepted:	/s/ Paul Galant	Date:	9/29/2020
Paul Galant